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(MISSION RESOURCES LOGO)                                                Contact:
                                                                  Ann Kaesermann
                                                     Vice President - Accounting
                                                       & Investor Relations, CAO
                                                            investors@mrcorp.com
                                                                  (713) 495-3100


                                                                    NEWS RELEASE

   MISSION RESOURCES FILES $150 MILLION UNIVERSAL SHELF REGISTRATION STATEMENT

HOUSTON, SEPTEMBER 24, 2004 -- MISSION RESOURCES CORPORATION (NASDAQ:MSSN) today announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission ("SEC"). Once the registration statement is reviewed and declared effective by the SEC, the Company will be able to offer and sell up to $150.0 million of debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units from time to time in one or more offerings. The terms of any such future offerings would be established at the time of such offering.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued in respect of any such offering.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.


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    Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010
                                 www.mrcorp.com